EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
MOJO VENTURES, INC.

Under Section 242 of the Delaware General Corporation Law

Mojo Ventures, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST:                 That by unanimous written consent, in lieu of a meeting, of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended to date (the “Amendment”), and declaring that such Amendment is advisable and that such Amendment should be submitted to the stockholders of the Corporation for approval.  The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that Article First of the Certificate of Incorporation of the Corporation be, and it hereby is, amended by changing the name of the Corporation to Mojo Organics, Inc, (the “Amendment”):

First:   The name of the corporation is Mojo Organics, Inc.

SECOND:            Thereafter, pursuant to resolutions of the Corporation’s Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval by written consent of stockholders in lieu of a meeting, and stockholders holding the necessary number of shares as required by statute consented in writing to the Amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                Said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows immediately]

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Glenn Simpson, its Chief Executive Officer, as of this 21st day of December 2011.

MOJO VENTURES, INC.

By:
Name: Glenn Simpson
Title: Chief Executive Officer